EXHIBIT 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

FORT WORTH, Texas, October 21, 2003 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $6,701,293.77 or $0.143777 per unit, based principally upon production during the month of August 2003. The distribution is payable November 17, 2003, to unit holders of record as of October 31, 2003. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,778,115 Mcf (4,188,070 MMBtu). Dividing revenues by production volume yielded an average gas price for August 2003 of $3.78 per Mcf ($3.41 per MMBtu) as compared to $3.81 per Mcf ($3.59 per MMBtu) for July 2003. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,749,853. Lease operating expense was $965,369 and taxes were $1,596,070.

Burlington Resources Oil & Gas Company, LP, (“BROG”) the operator of certain of the Underlying Properties, has informed the Trustee that the New Mexico Oil and Gas Proceeds Withholding Tax Act requires remitters who pay certain oil and gas proceeds from production on New Mexico properties on or after October 1, 2003, to withhold income taxes from such proceeds in the case of certain nonresident recipients. The Trustee is in communication with BROG and with state taxing authorities regarding the new withholding requirement and its applicability to distributions made to the Trust.

Contact:	Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com
NYSE Ticker Symbol: SJT